UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 28 2006

Exact Name of Registrant as Specified
	in Charter; State of Incorporation;	IRS Employer
Commission File Number	Address and Telephone Number	Identification Number

1-8962	Pinnacle West Capital Corporation (an Arizona corporation) 400 North Fifth Street, P.O. Box 53999 Phoenix, AZ 85072-3999 (602) 250-1000	86-0512431

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On February 28, 2006, Pinnacle West Capital Corporation (“Pinnacle West”) entered into an Uncommitted Master Shelf Agreement (the “Agreement”) with Prudential Investment Management, Inc. (“Prudential”) and certain of its affiliates. The Agreement provides the terms under which Pinnacle West may offer up to $200,000,000 of its senior notes for purchase by Prudential affiliates at any time prior to December 31, 2007. The maturity of notes issued under the Agreement cannot exceed five years. Pursuant to the Agreement, on February 28, 2006, Pinnacle West issued and sold to Prudential affiliates $175,000,000 aggregate principal amount of its 5.91% Senior Notes, Series A, due February 28, 2011 (the “Series A Notes”). Pinnacle West will use the proceeds of the Series A Notes to repay at maturity a portion of the $300,000,000 aggregate principal amount of its 6.40% Senior Notes due April 1, 2006 or for other general corporate purposes.
     Sales of additional notes by Pinnacle West under the Agreement are conditioned on acceptance by Prudential and on Pinnacle West’s ability to make certain representations and satisfy certain other closing conditions. The Agreement includes customary covenants, including requirements that Pinnacle West maintain ownership of a specified percentage of the outstanding capital stock of Arizona Public Service Company (“APS”), and maintain a consolidated debt-to-consolidated capitalization ratio not in excess of a maximum amount.
     The Agreement includes customary events of default, including a cross default provision and a change of control provision. If Pinnacle West fails to make payments due on any outstanding notes issued under the Agreement, the holder of any such notes may accelerate the amounts due under its notes and such amounts will become immediately due and payable. Acceleration of amounts due under all outstanding notes will occur automatically upon the occurrence of certain insolvency or bankruptcy events of default. Upon the occurrence of any other event of default under the Agreement, the notes can be accelerated only by the action of a required percentage of the holders of the notes.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE WEST CAPITAL CORPORATION
(Registrant)

Dated: March 2, 2006	By:	/s/ Barbara M. Gomez

Barbara M. Gomez
Vice President and Treasurer